                                  EXHIBIT 3(b)

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                           HANOVER FOODS CORPORATION



         1.       Name

                  The name of the Corporation is:

                                    Hanover Foods Corporation

         2.       Registered Office

                  The location and post office address of its current registered office in the Commonwealth of Pennsylvania is:

                                    1486 York Street
                                    P.O. Box 334
                                    Hanover, PA  17331

         3.       Purpose

                  The purpose or purposes for which the Corporation is incorporated are:

                           To have unlimited power to engage in and do any
                  lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania.

         4.       Term

                  The term for which the Corporation is to exist is perpetual.

         5.       Capital Stock

                  The total number of shares of all classes of stock that the Corporation shall have authority to issue is one million, eight-hundred thousand (1,800,000), consisting of one million, six-hundred and eighty thousand (1,680,000) shares of common stock, par value $25.00 per share

(the "Common Stock"), and one hundred and twenty thousand (120,000) shares of preferred stock, par value $25.00 per share (the "Preferred Stock").

         The Common Stock shall consist of eight-hundred thousand (800,000) shares of Class A Common Stock (the "Class A Common Stock") and eight hundred and eighty thousand (880,000) shares of Class B Common Stock (the "Class B Common Stock"). All shares of the Class A Common Stock and the Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges with respect thereto, except that the holders of the Class B Common Stock shall have voting power for the election of directors and on all other corporate matters, and the holders of the Class A Common Stock shall have no voting power with respect to shares of said stock held by them, except as otherwise required by the Pennsylvania Business Corporation Law of 1988 as amended and except as follows: (i) in the event of a proposed amendment to these Amended and Restated Articles of Incorporation which shall affect adversely the holders of the Class A Common Stock, the holders thereof shall have the right, as a separate class, to one vote on such amendment for each share of such stock held and no such amendment shall be adopted without the affirmative vote of the holders of a majority of the shares of the Class A Common Stock; (ii) if no dividend be paid on shares of the Class A Common Stock for three (3) consecutive fiscal years, the holders thereof shall have the right to one vote for each share of such stock held until such time as the payment of dividends is resumed; and (iii) in the event any shares of the Series C Convertible Preferred Stock are issued and outstanding and become entitled to vote or consent on a matter which involves a Disputed Change of Board Control (as hereafter defined), each share of Class A Common Stock shall be entitled to one-tenth (1/10) of a vote per share with respect to such matter involving a Disputed Change of Board Control (as hereafter defined), and, in such event, the shares of Class A Common Stock shall vote together with the shares of Class B Common Stock and shares of Series C Convertible Preferred Stock as a single class of stock, and not as a separate class.

         The Preferred Stock shall consist of fifteen thousand, two hundred and sixty-eight (15,268) shares of Series A Cumulative Preferred Stock (the "Series A Preferred Stock"), sixteen thousand, two hundred and sixty-eight (16,268) shares of Series B Cumulative Preferred Stock (the "Series B Preferred Stock"), (the Series A Preferred Stock and the Series B Preferred Stock, collectively, the "Cumulative Preferred Stock"), ten thousand (10,000) shares of Series C Convertible Preferred Stock, and such other shares of Preferred Stock as the Board of Directors may issue up to the total amount authorized.

         Holders of Preferred Stock shall have the option to convert, without consideration, any or all such shares held to shares of Class A Common Stock on an equitable basis, which equitable basis shall, in the case of Series C Convertible Preferred Stock, be deemed to be a conversion of one share of Series C Convertible Preferred Stock for one share of Class A Common Stock.

                           CUMULATIVE PREFERRED STOCK


         The Cumulative Preferred Stock may be issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation shall have authority, by resolution, to divide any or all of the shares of Cumulative Preferred Stock into one or more series and, with respect to each series so established and prior to the issue thereof to fix and determine a distinguishing designation therefor and the relative rights and preferences thereof with respect to (a) the rate of dividends, and the date from which such dividends shall be cumulative upon all shares of such series issued prior to the record date for the initial dividend thereon, (b) the price at which shares of such series may be redeemed, and (c) the amounts payable thereon in event of voluntary or involuntary liquidation.

         The holders of Cumulative Preferred Stock shall be entitled to receive and the Corporation shall be obliged to pay, but only when and as declared by its Board of Directors and only out of its surplus or net profits, cash dividends at such rate per share per annum for each particular series as shall have been fixed as aforesaid by the Board of Directors, and no more, payable quarterly on the first day of each January, April, July, and October. Such dividends shall be cumulative from the dates as follows: (a) in the case of shares issued prior to the record date for the initial dividend on shares of the series of which such shares shall constitute a part, then from the date fixed as aforesaid for such purpose by the Board of Directors; (b) if issued during the period commencing immediately after the record date for a dividend on shares of such series and terminating at the close of the payment date for such dividend, then from such dividend payment date; and (c) otherwise from the dividend payment date next preceding the date of issue of such shares.

         The Statement of Amendments filed on September 30, 1971 and on June 25, 1973 under Section 602 of the Business Corporation Law approved the 5th day of May, 1933, P.L. 364, as amended, which created 8 1/4% Cumulative Preferred Stock, Series A, and 8 1/4% Cumulative Preferred Stock, Series B, respectively, shall continue in full force and effect hereafter, subject to the provisions of
Section 1522 of the Pennsylvania Business Corporation Law of 1988 as amended, and subject to an adjustment of the redemption price and liquidation amount to $25.25 and $25.00 per share, respectively, to reflect a four-for-one stock split pursuant to the Certificate of Amendment filed on January 15, 1988. Nothing contained herein shall be construed to adversely affect any share of Cumulative Preferred Stock which is outstanding on the effective date of these Amended and Restated Articles of Incorporation.

         So long as any of the Cumulative Preferred Stock shall remain outstanding, no dividend (other than dividends payable in Class A Common Stock or Class B Common Stock, or both) shall be paid on shares of any class which, with respect to payment of dividends or distributions in liquidation, shall rank junior to the Cumulative Preferred Stock, unless all dividends on all outstanding Cumulative Preferred Stock for all past quarterly dividend periods shall have been paid and full dividends thereon for the then current quarterly dividend period declared and a sum sufficient for the payment thereof set apart.

         The Corporation, at the option of the Board of Directors, may redeem all or any of the outstanding Cumulative Preferred Stock upon payment in cash in respect of the shares so redeemed of the redemption price fixed as aforesaid by the Board of Directors in respect of the series of which such shares shall constitute a part, plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not such dividends shall have been earned or declared. Any such redemption shall be in such amount, at such place and in such manner as the Board of Directors may determine. In the case of a redemption of less than all the outstanding Cumulative Preferred Stock, the particular shares to be so redeemed shall be selected by lot. At least 30 days prior to the date fixed for such redemption, written notice thereof shall be mailed by the Corporation to the holders of record of the Cumulative Preferred Stock to be so redeemed, at their respective addresses as the same appear upon the books of the Corporation. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in providing moneys at the time and place specified for the payment of the redemption price pursuant to said notice) all dividends on the Cumulative Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders in the Corporation, except the right to receive the redemption price, shall cease and determine, and such Cumulative Preferred Stock shall not be deemed outstanding for any purpose. All Cumulative Preferred Stock so redeemed shall be canceled and shall not be reissued.

         On any voluntary or involuntary liquidation of the Corporation, before any payment or distribution shall be made to the holders of any Class A Common Stock or Class B Common Stock, the holders of the outstanding Cumulative Preferred Stock shall be entitled to be paid the liquidation price fixed at $25 per share, plus an amount equal to all accumulated and unpaid dividends thereon to the date of such payment, whether or not such dividends shall have been earned or declared.

         After such payment shall have been made in full to the holders of Cumulative Preferred Stock, they shall be entitled to no further payment or distribution.

         A consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed a liquidation within the meaning of this subdivision.

         Holders of Cumulative Preferred Stock shall have no voting power in respect to shares of such stock held by them, except as otherwise provided by the Pennsylvania Business Corporation Law of 1988 as amended and except as follows: (i) in the event of a proposed amendment to these Amended and Restated Articles of Incorporation which shall affect adversely the holders of Cumulative Preferred Stock, the holders thereof shall have the right to one vote on such amendment for each share of such stock held and no such amendment shall be adopted without the affirmative vote of the holders of a majority of the outstanding shares of Cumulative

Preferred Stock, and (ii) if no dividend be paid on shares of Cumulative Preferred Stock for three (3) consecutive fiscal years, the holders thereof shall have the right to one vote for each share of such stock held until such time as the payment of dividends on such stock is resumed.


                      SERIES C CONVERTIBLE PREFERRED STOCK

         A total of 10,000 shares of Preferred Stock is hereby designated as Series C Convertible Preferred Stock and shall have the following rights and privileges:

                  (i) Such shares may be issued only to trusts which satisfy both of the following conditions:

                                  (A)     the trust must be an employee
benefit plan trust of the Corporation which is intended to qualify under the provisions of Section 401 et seq. of the Internal Revenue Code of 1986, as amended, including, but not limited to, the trust which has been established under the so-called Hanover Foods Corporation 401(k) Savings Plan; and

                                  (B)     at least a majority of the trustees of
the trust must be persons who qualify as "disinterested directors" of the Corporation under Section 1715(e) of the Pennsylvania Business Corporation Law of 1988, as amended, in the opinion of counsel for the Corporation;

                  (ii) Each share of Series C Convertible Preferred Stock shall be convertible into one share of Class A Common Stock of the Corporation (subject to proportional adjustment in the event of a stock split, stock dividend or other recapitalization of the Class A Common Stock) at the option of the holder thereof, except that such conversion shall automatically occur upon the distribution of the shares of Series C Convertible Preferred Stock to beneficiaries of the employee benefit plan trusts if and when such distribution is made by such trusts. Any shares of Class A Common Stock of the Corporation which are received upon conversion of the Series C Convertible Preferred Stock shall be issued out of the authorized but unissued shares of Class A Common Stock;

                  (iii) Each share of Series C Convertible Preferred Stock shall be entitled to the same dividends or other distributions which are paid per share by the Corporation to holders of Class A Common Stock;

                  (iv) Each share of Series C Convertible Preferred Stock shall be entitled to a liquidation preference equal to the par value of $25.00 per share which shall be paid in full prior to a liquidation distribution to the holders of Common Stock. A "merger" or "consolidation" of the Corporation shall not be deemed to be a liquidation.

                  (v) So long as at least a majority of the trustees of the trust are persons who qualify as Disinterested Directors (as defined below), each share of Series C Convertible Preferred Stock shall be entitled to 35 votes per share (subject to proportional adjustment in the event of a stock split, stock dividend or other recapitalization of the Class B Common Stock) with respect to any matter presented to the holders of Class B Common Stock for a vote or consent which involves a Disputed Change of Board Control (as hereafter defined), but shall not be entitled to vote on any other matter presented to the holders of the Class B Common Stock for a vote or consent.
The voting rights of the Series C Convertible Preferred Stock set forth in the immediately preceding sentence shall expire five (5) years after the date on which any of such shares are first issued by the Corporation. The shares of Series C Convertible Preferred Stock shall vote together with the shares of Class B Common Stock and shares of Class A Common Stock as a single class of stock, and not as a separate class. The shares of Series C Convertible Preferred Stock shall not otherwise be entitled to vote in matters presented to holders of the Class B Common Stock. In no event shall the Series C
Convertible Preferred Stock be entitled to vote on matters presented to holders of the Class A Common Stock other than a matter which involves a Disputed
Change of Board Control as provided herein. Notwithstanding anything to the contrary contained herein, Series C Convertible Preferred Stock shall not be entitled to vote on any proposal (whether or not such proposal involves a Disputed Change of Board Control) if shares of Class A Common Stock are entitled to vote as a separate class on such proposal (except that if a single proposal involves both (A) matters on which the Class A Common Stock is entitled to vote as a separate class and (B) matters on which Class A Common Stock is not so entitled, the single proposal shall be divided into two proposals, on the first of which the Class A Common Stock is entitled to vote as a separate class and the second of which the Class A Common Stock is not entitled to vote as a separate class, and the Series C Convertible Preferred Stock shall be entitled to vote on the second proposal); if no dividend is paid on shares of Class A Common Stock for three (3) consecutive years, Series C Convertible Preferred Stock shall not be entitled to vote until such time as the payment of dividends is resumed.

         The term "Disputed Change of Board Control" refers to any of the following:

                           (A)      any election of directors of the
Corporation in which the slate of directors nominated for election by Disinterested Directors (as hereafter defined) of the Corporation is contested by other nominees, unless the nominees contesting the nominees of the Disinterested Directors are unanimously supported in writing by all of the following persons (or their estates, if they are deceased) so long as such persons continue to individually own of record at least 10,000 shares of Class B Common Stock of the Corporation: Michael A. Warehime, John A. Warehime, Sally W. Yelland, J. William Warehime and Elizabeth W. Stick.

                           (B)      any proposal to remove one or more
directors of the Corporation which has not been previously approved by the Board of Directors of the Corporation, unless the proposal is unanimously supported in writing by all of the following persons (or their estates, if they are deceased) so long as such persons continue to individually own of record at least 10,000 shares of Class B Common Stock of the Corporation: Michael A. Warehime, John
A. Warehime, Sally W. Yelland, J. William Warehime and Elizabeth W. Stick.

                           (C)      any proposal, which has not been previously
approved by the Board of Directors of the Corporation, to amend these Amended and Restated Articles of Incorporation or the By-laws of the Corporation, or to effectuate a merger, consolidation, division, or sale of substantially all of the assets of the Corporation, unless the proposal is unanimously supported in writing by all of the following persons (or their estates, if they are deceased) so long as such persons continue to individually own of record at least 10,000 shares of Class B Common Stock of the Corporation: Michael A. Warehime, John A. Warehime, Sally W. Yelland, J. William Warehime and Elizabeth
W. Stick.

         If Michael A. Warehime, John A. Warehime, Sally W. Yelland, J. William Warehime or Elizabeth W. Stick (or their estates, if they are deceased) cease to individually own of record at least 10,000 shares of Class B Common Stock of the Corporation, such persons shall be excluded from the list of persons whose unanimous support in writing is required in clauses (A), (B) and (C) above, but unanimous support in writing of the remaining persons shall still be required. If Michael A. Warehime, John A. Warehime, Sally W. Yelland, J. William Warehime and Elizabeth W. Stick (and their estates, if they are deceased) all cease to individually own of record at least 10,000 shares of Class B Common Stock of the Corporation, each share of Series C Convertible Preferred Stock shall automatically be converted into Class A Common Stock of the Corporation.

         The term "Disinterested Directors" refers to directors of the Corporation who are considered to be "disinterested directors" under Section 1715(e) of the Pennsylvania Business Corporation Law of 1988, as amended, in the opinion of counsel for the Corporation.

         In the event of a dispute as to whether a matter constitutes a "Disputed Change of Board Control," the decision by the Disinterested Directors as to whether or not the matter constitutes a Disputed Change of Board Control shall be final and conclusive in the absence of proof by clear and convincing evidence of bad faith by such Disinterested Directors. A Disinterested Director may abstain on any decision. A decision by a majority of the Disinterested Directors who actually vote on a matter shall be considered to be the decision of the Disinterested Directors.

                 REMAINING AUTHORIZED SHARES OF PREFERRED STOCK

         The remaining authorized shares of Preferred Stock may be issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation shall have authority, by resolution, to divide any or all of the shares of Preferred Stock into one or more series and, with respect to each series so established and prior to the issue thereof to fix and determine a distinguishing designation therefor and the relative rights and preferences thereof with respect to (a) the rate of dividends, and the date from which such dividends shall be cumulative upon all shares of such series issued prior to the record date for the initial dividend thereon,
(b) the price at which shares of such series may be redeemed, and (c) the amounts payable thereon in event of voluntary or involuntary liquidation.

         6.       No Cumulative Voting

                  The holders of Common Stock of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

         7.       Classification of the Board of Directors

                  Effective at the annual shareholders meeting to be held in 1997, the Board of Directors shall be divided into four (4) classes, as nearly as equal in number as possible, known as Class A, consisting of one (1) director, Class B, consisting of one (1) director, Class C, consisting of two
(2) directors, and Class D, consisting of two (2) directors. The Class A director shall serve until the annual meeting of shareholders to be held in 1998. At the annual meeting of shareholders to be held in 1998, the Class A director shall be elected for a term of four (4) years and, after expiration of such term, shall thereafter be elected every four (4) years for four (4) year terms. The Class B director shall serve until the annual meeting of shareholders to be held in 1999. At the annual meeting of shareholders to be held in 1999, the Class B director shall be elected for a term of four (4) years and, after the expiration of such term shall thereafter be elected every four (4) years for four (4) year terms. The Class C directors shall serve until the annual meeting of shareholders to be held in 2000. At the annual meeting of shareholders to be held in 2000, the Class C directors shall be elected for a term of four (4) years and, after the expiration of such term, shall thereafter be elected every four (4) years for four (4) year terms. The Class D directors shall serve until the annual meeting of shareholders to be held in 2001. At the annual meeting of shareholders to be held in 2001, the Class D directors shall be elected for a term of four (4) years and, after the expiration of such term, shall thereafter be elected every four (4) years for four (4) year terms. Each director shall serve until his successor shall have been elected and shall qualify, even though his term of office as herein provided has otherwise expired, except in the event of his earlier death, resignation, removal or disqualification. This Article 7, or any portion thereof, may be changed by a by-law amendment which is adopted by all of the then members of the Board of Directors of the Corporation.

         8.       Severability

         If any provision contained in these Amended and Restated Articles of Incorporation requires the affirmative vote of the holders of a majority of Class A Common Stock in order to permit such provision to become legally effective, such provision shall not be deemed legally effective until such affirmative vote is obtained; however, the remaining provisions of these Amended and Restated Articles of Incorporation shall nevertheless continue in full force and effect and shall be enforced to the maximum extent permitted by law.